As filed with the Securities and Exchange Commission on November 2, 2026

Registration Statement No. 333-262790

Registration Statement No. 333-258563

Registration Statement No. 333-239470

Registration Statement No. 333-215626

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-262790

FORM S-3

REGISTRATION STATEMENT NO. 333-258563

FORM S-3

REGISTRATION STATEMENT NO. 333-239470

FORM S-3

REGISTRATION STATEMENT NO. 333-215626

UNDER

THE SECURITIES ACT OF 1933

LIVERAMP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1269307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(888) 987-6764

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jerry C. Jones

EVP, Legal & Data Ethics

LiveRamp Holdings, Inc.

225 Bush Street, Seventeenth Floor

San Francisco, CA 94104

(888) 987-6764

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Michael Ringler

Peter Jones

Greg Travers

Sullivan & Cromwell LLP

550 Hamilton Avenue

Palo Alto, CA 94301

Geoffrey D. Neal

Kutak Rock LLP

124 W Capitol Ave., Suite 2000

Little Rock, AR 72201

(501) 975-3000

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the following Registration Statements on Form S-3 (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) by LiveRamp Holdings, Inc., a Delaware corporation (the “Company”):

•	Registration No. 333-262790, filed with the Commission on February 16, 2022, an automatic shelf registration statement of a well-known seasoned issuer registering an unspecified number of the Company’s common stock, par value $0.10 per share (“Common Stock”) for resale by certain selling stockholders identified therein;

•	Registration No. 333-258563, filed with the Commission on August 6, 2021, an automatic shelf registration statement of a well-known seasoned issuer registering an unspecified number of Common Stock for resale by certain selling stockholders identified therein;

•	Registration No. 333-239470, filed with the Commission on June 26, 2020, an automatic shelf registration statement of a well-known seasoned issuer registering an unspecified number of Common Stock for resale by certain selling stockholders identified therein; and

•	Registration No. 333-215626, filed with the Commission on January 20, 2017, registering an unspecified number of Common Stock for resale by certain selling stockholders identified therein.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 16, 2026, by and among MMS USA Holdings, Inc., a Delaware corporation (“Parent”), Covey Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), the Company and, solely for purposes of Section 10.14 thereof, Publicis Groupe S.A., a French société anonyme, Merger Sub merged with and into the Company with the Company surviving the merger as a wholly owned direct subsidiary of Parent (the “Merger”). The Merger became effective on November 2, 2026.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to each Registration Statement and, in accordance with the undertakings made by the Company in each Registration Statement to remove from registration by means of a post-effective amendment any and all of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Exhibit 2.1 in the Registrant’s Form 8-K filed with the SEC on May 18, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on November 2, 2026.

LIVERAMP HOLDINGS, INC.

By:	/s/ Jerry C. Jones
Name:	Jerry C. Jones
Title:	EVP, Legal and Data Ethics

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.